Exhibit 99.1

press release May 1, 2024

Radian Announces First Quarter 2024 Financial Results

— First quarter net income of $152 million, or $0.98 per diluted share —

— Return on equity of 13.8% and adjusted net operating return on equity of 14.5% —

— Default rate declines to 2.1% with highest quarterly cure rate in more than 20 years —

— Primary mortgage insurance in force growth of 4% year-over-year to an all-time high of $271 billion —

— Total revenue growth of 3% year-over-year to $319 million —

— Book value per share growth of 12% year-over-year to $29.30 —

— Completed $625 million senior notes offering and redemption of $525 million senior notes in the quarter —

WAYNE, PA. May 1, 2024 - Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2024, of $152 million, or $0.98 per diluted share. This compares with net income for the quarter ended March 31, 2023, of $158 million, or $0.98 per diluted share.

Adjusted pretax operating income for the quarter ended March 31, 2024, was $203 million, or $1.03 per diluted share. This compares with adjusted pretax operating income for the quarter ended March 31, 2023, of $200 million, or $0.98 per diluted share.

Key Financial Highlights

	Quarter ended
($ in millions, except per-share amounts)	March 31,	December 31,	March 31,
	2024	2023	2023
Total revenues	$319	$329	$310
Net income	$152	$143	$158
Diluted net income per share	$0.98	$0.91	$0.98
Consolidated pretax income	$199	$180	$204
Adjusted pretax operating income (1)	$203	$192	$200
Adjusted diluted net operating income per share (1) (2)	$1.03	$0.96	$0.98
Return on equity (3)	13.8%	13.4%	15.7%
Adjusted net operating return on equity (1) (2)	14.5%	14.2%	15.7%
New Insurance Written (NIW)—mortgage insurance	$11,534	$10,629	$11,261
Net premiums earned—mortgage insurance	$234	$230	$231
New defaults	11,756	12,452	10,624
Provision for losses—mortgage insurance	($7)	$5	($17)

	As of
($ in millions, except per-share amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Book value per share	$29.30	$28.71	$26.23
Accumulated other comprehensive income (loss) value per share (4)	($2.39)	($2.16)	($2.47)
PMIERs Available Assets (5)	$5,989	$5,890	$5,651
PMIERs excess Available Assets (6)	$2,282	$2,260	$1,740
Total Holding Company Liquidity (7)	$1,369	$1,267	$1,231
Total investments	$6,327	$6,086	$5,838
Primary mortgage insurance in force	$270,986	$269,979	$261,450
Percentage of primary loans in default (8)	2.1%	2.2%	2.1%
Mortgage insurance loss reserves	$357	$365	$400

(1)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(2)	Calculated using the Company’s federal statutory tax rate of 21%.
(3)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(4)	Included in book value per share for each period presented.
(5)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(6)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(7)	Represents Radian Group’s total liquidity, including available capacity under its $275 million unsecured revolving credit facility.
(8)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Book value per share at March 31, 2024, was $29.30, compared to $28.71 at December 31, 2023, and $26.23 at March 31, 2023. This represents a 12% growth in book value per share at March 31, 2024, as compared to March 31, 2023, and includes accumulated other comprehensive income (loss) of $(2.39) per share as of March 31, 2024, and $(2.47) per share as of March 31, 2023. Changes in accumulated other comprehensive income (loss) are primarily from net unrealized gains or losses on investments as a result of decreases or increases, respectively, in market interest rates.

“We had a strong start to the year with excellent first quarter operating results for Radian. We increased book value per share by 12% year-over-year and delivered return on equity of approximately 14%. These results demonstrate the embedded economic value of our high-quality mortgage insurance portfolio, which is the main driver of future earnings for our company and reached an all-time high of $271 billion during the quarter,” said Radian’s Chief Executive Officer Rick Thornberry. “We continue to strategically manage capital, paying our fifth consecutive quarterly dividend of $100 million from Radian Guaranty to Radian Group and returning capital to stockholders through dividends and share repurchases.”

FIRST QUARTER HIGHLIGHTS

•	NIW was $11.5 billion in the first quarter of 2024, compared to $10.6 billion in the fourth quarter of 2023, and $11.3 billion in the first quarter of 2023.

•	Purchase NIW increased 6% in the first quarter of 2024 compared to the fourth quarter of 2023 and increased 2% compared to the first quarter of 2023.

•	Refinances accounted for 3% of total NIW in the first quarter of 2024, compared to 1% in the fourth quarter of 2023, and 2% in the first quarter of 2023.

•

Total primary mortgage insurance in force of $271.0 billion as of March 31, 2024, increased as compared to $270.0 billion as of December 31, 2023, and increased 4% compared to $261.5 billion as of March 31, 2023.

•

Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 84% for the twelve months ended March 31, 2024, compared to 84% for the twelve months ended December 31, 2023, and 82% for the twelve months ended March 31, 2023.

•	Annualized persistency for the three months ended March 31, 2024, was 85%, compared to 86% for the three months ended December 31, 2023, and 84% for the three months ended March 31, 2023.

•

Net mortgage insurance premiums earned were $234 million for the first quarter of 2024, an increase compared to $230 million for the fourth quarter of 2023, and $231 million for the first quarter of 2023.

•

Mortgage insurance in force portfolio premium yield was 38.2 basis points in the first quarter of 2024. This compares to 38.1 basis points in the fourth quarter of 2023, and 38.5 basis points in the first quarter of 2023.

•

The impact of single premium policy cancellations before consideration of reinsurance represented 0.3 basis points of direct premium yield in the first quarter of 2024, 0.3 basis points in the fourth quarter of 2023, and 0.8 basis points in the first quarter of 2023.

•

Total net mortgage insurance premium yield, which includes the impact of ceded premiums earned and accrued profit commission, was 34.6 basis points in the first quarter of 2024. This compares to 34.2 basis points in the fourth quarter of 2023, and 35.4 basis points in the first quarter of 2023.

•	Details regarding premiums earned may be found in Exhibit D.

•

The mortgage insurance provision for losses was a benefit of $7 million in the first quarter of 2024, compared to a loss of $5 million in the fourth quarter of 2023 and a benefit of $17 million in the first quarter of 2023.

•	Favorable reserve development on prior period defaults was $61 million in the first quarter of 2024, compared to $49 million in the fourth quarter of 2023 and $67 million in the first quarter of 2023.

•	The number of primary delinquent loans was 20,850 as of March 31, 2024, compared to 22,021 as of December 31, 2023, and 20,748 as of March 31, 2023.

•	The loss ratio in the first quarter of 2024 was (2.9)%, compared to 2.0% in the fourth quarter of 2023, and (7.3)% in the first quarter of 2023.

•	Total mortgage insurance claims paid were $3 million in the first quarter of 2024, compared to $3 million in the fourth quarter of 2023, and $3 million in the first quarter of 2023.

•	Additional details regarding mortgage insurance provision for losses may be found in Exhibit D.

•	Other operating expenses were $83 million in the first quarter of 2024, compared to $95 million in the fourth quarter of 2023, and $83 million in the first quarter of 2023.

•

Other operating expenses decreased in the first quarter of 2024 as compared to the fourth quarter of 2023, primarily due to $14 million of impairments of long-lived assets and other non-operating items recognized in the fourth quarter of 2023, related to lease-related assets and internal-use software.

•	Additional details regarding other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

•

As of March 31, 2024, Radian Group maintained $1.1 billion of available liquidity. Total holding company liquidity, including the company’s $275 million unsecured revolving credit facility, was $1.4 billion as of March 31, 2024.

•

During the first quarter of 2024, the company repurchased 1.8 million shares of Radian Group common stock at a total cost of $50 million, including commissions. As of March 31, 2024, purchase authority of up to $117 million remained available under the existing program.

•

As previously announced, on February 14, 2024, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.245 per share, an increase of 9% from the previous quarterly dividend. The dividend totaling $37 million was paid to stockholders on March 12, 2024.

•	During the first quarter of 2024, the Company initiated a series of transactions to increase its financial strength and reduce holding company leverage by year-end 2024:

•	Issued $625 million aggregate principal amount of 6.200% senior unsecured notes due May 2029.

•	Utilized a portion of the proceeds from the new debt issuance mentioned above to redeem all of its $525 million aggregate principal amount of 6.625% senior unsecured notes due March 2025.

•

In addition, the Company intends to retire its $450 million aggregate principal amount of 4.500% senior unsecured notes due October 2024 at or prior to maturity without incurring any additional indebtedness, which is expected to reduce the holding company debt to capital ratio to below 20% by year-end 2024.

Radian Guaranty

•	In the first quarter of 2024, Radian Guaranty paid an ordinary dividend to Radian Group of $100 million.

•	At March 31, 2024, Radian Guaranty’s Available Assets under PMIERs totaled approximately $6.0 billion, resulting in PMIERs excess Available Assets of $2.3 billion.

RECENT EVENTS AND OTHER MATTERS

•

As previously disclosed, on January 8, 2024, S&P Global Ratings (“S&P”) upgraded the insurance financial strength (IFS) rating of Radian Guaranty to A- from BBB+. In the same rating action, S&P also upgraded the senior unsecured debt rating of Radian Group Inc. to BBB- from BB+. The outlook for the ratings is stable.

•

In the first quarter of 2024, the Company made a change to the way that it aggregates and reports its segment results. Whereas previously Radian had aggregated the results of its title, real estate services and real estate technology operating segments and reflected them as a separate reportable segment named homegenius, the results of these immaterial operating segments and the company’s mortgage conduit business (the other operating segment that does not meet the reportable segment materiality thresholds) are now reported in the All Other category, along with certain corporate and other activities. This change is reflected in the segment operating results for all periods presented.

CONFERENCE CALL

Radian will discuss first quarter 2024 financial results in a conference call tomorrow, Thursday, May 2, 2024, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https:// radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segment or All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income (expenses) and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com and homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

Contact:

For Investors

John Damian - Phone: 215.231.1383

email: john.damian@radian.com

For Media

Rashi Iyer - Phone: 215.231.1167

email: rashi.iyer@radian.com

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations

Exhibit B:	Net Income Per Share

Exhibit C:	Condensed Consolidated Balance Sheets

Exhibit D:	Condensed Consolidated Statements of Operations Detail

Exhibit E:	Segment Information

Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures

Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit H:	Mortgage Insurance Supplemental Information - New Insurance Written

Exhibit I:	Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (1)

Exhibit A

	2024	2023
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Revenues
Net premiums earned	$235,857	$232,649	$240,262	$213,429	$233,238
Services revenue	12,588	12,419	10,892	11,797	10,984
Net investment income	69,221	68,824	67,805	63,348	58,453
Net gains (losses) on investments and other financial instruments	490	13,447	(8,555)	(236)	5,585
Other income	1,262	1,305	2,109	1,241	1,592

Total revenues	319,418	328,644	312,513	289,579	309,852

Expenses
Provision for losses	(7,034)	4,170	(8,135)	(21,632)	(16,929)
Policy acquisition costs	6,794	6,147	6,920	5,218	6,293
Cost of services	9,327	8,950	8,886	10,257	10,398
Other operating expenses	82,636	95,218	79,206	89,885	83,269
Interest expense	29,046	23,169	23,282	21,805	21,439
Impairment of goodwill	—	9,802	—	—	—
Amortization of other acquired intangible assets	—	1,371	1,371	1,370	1,371

Total expenses	120,769	148,827	111,530	106,903	105,841

Pretax income	198,649	179,817	200,983	182,676	204,011
Income tax provision	46,295	37,124	44,401	36,589	46,254

Net income	$152,354	$142,693	$156,582	$146,087	$157,757

Diluted net income per share	$0.98	$0.91	$0.98	$0.91	$0.98

(1)	See Exhibit D for additional details.

Radian Group Inc. and Subsidiaries

Net Income Per Share

Exhibit B

The calculation of basic and diluted net income per share is as follows.

	2024	2023
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income—basic and diluted	$152,354	$142,693	$156,582	$146,087	$157,757

Average common shares outstanding—basic	153,817	155,318	158,461	159,010	158,304
Dilutive effect of share-based compensation arrangements (1)	2,154	1,909	1,686	1,734	3,045

Adjusted average common shares outstanding— diluted	155,971	157,227	160,147	160,744	161,349

Basic net income per share	$0.99	$0.92	$0.99	$0.92	$1.00

Diluted net income per share	$0.98	$0.91	$0.98	$0.91	$0.98

(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements are not included in the calculation of diluted net income per share because their effect would be anti-dilutive.

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	—	—	—	112	25

Radian Group Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Exhibit C

(In thousands, except per-share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Assets
Investments	$6,327,114	$6,085,654	$5,885,652	$5,895,871	$5,837,892
Cash	26,993	18,999	55,489	61,142	50,167
Restricted cash	1,832	1,066	1,305	1,317	577
Accrued investment income	46,334	45,783	45,623	42,650	42,567
Accounts and notes receivable	130,095	123,857	144,614	138,432	129,565
Reinsurance recoverable	28,151	25,909	24,148	22,979	24,396
Deferred policy acquisition costs	18,561	18,718	18,817	19,272	18,236
Property and equipment, net	60,521	63,822	74,558	73,885	72,111
Goodwill and other acquired intangible assets, net	—	—	11,173	12,543	13,914
Prepaid federal income taxes	750,320	750,320	696,820	663,320	596,368
Other assets	369,944	459,805	420,483	375,132	418,609

Total assets	$7,759,865	$7,593,933	$7,378,682	$7,306,543	$7,204,402

Liabilities and stockholders’ equity
Unearned premiums	$215,124	$225,396	$236,400	$246,666	$257,735
Reserve for losses and loss adjustment expense	361,833	370,148	367,568	379,434	405,651
Senior notes	1,512,860	1,417,781	1,416,687	1,415,610	1,414,549
Secured borrowings	207,601	119,476	241,753	178,762	121,642
Reinsurance funds withheld	133,460	130,564	156,114	154,354	153,099
Net deferred tax liability	626,353	589,564	497,560	479,754	455,517
Other liabilities	262,902	343,199	309,701	281,127	289,731

Total liabilities	3,320,133	3,196,128	3,225,783	3,135,707	3,097,924

Common stock	171	173	175	177	176
Treasury stock	(946,202)	(945,870)	(945,504)	(945,032)	(931,313)
Additional paid-in capital	1,390,436	1,430,594	1,482,712	1,522,895	1,515,852
Retained earnings	4,357,823	4,243,759	4,136,598	4,016,482	3,908,396
Accumulated other comprehensive income (loss)	(362,496)	(330,851)	(521,082)	(423,686)	(386,633)

Total stockholders’ equity	4,439,732	4,397,805	4,152,899	4,170,836	4,106,478

Total liabilities and stockholders’ equity	$7,759,865	$7,593,933	$7,378,682	$7,306,543	$7,204,402

Shares outstanding	151,509	153,179	155,582	157,350	156,547
Book value per share	$29.30	$28.71	$26.69	$26.51	$26.23
Holding company debt-to-capital ratio (1)	25.4%	24.4%	25.4%	25.3%	25.6%

(1)

Calculated as carrying value of senior notes, which were issued and are owed by our holding company, divided by carrying value of senior notes and stockholders’ equity. This holding company ratio does not include the effects of amounts owed by our subsidiaries related to secured borrowings.

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 1 of 3)

Net Premiums Earned

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2		Qtr 1
Premiums earned
Direct—Mortgage insurance
Premiums earned, excluding revenue from cancellations	$258,593	$256,632	$254,903	$252,537		$251,166
Single Premium Policy cancellations	2,114	2,058	3,304	3,980		5,361

Total direct—Mortgage insurance	260,707	258,690	258,207	256,517		256,527

Ceded—Mortgage insurance
Premiums earned, excluding revenue from cancellations	(38,997)	(40,065)	(32,363)	(57,916	) (1)	(35,526)
Single Premium Policy cancellations (2)	(112)	(444)	(873)	(1,114)		(1,472)
Profit commission—other (3)	12,401	12,199	11,830	13,245		11,921

Total ceded premiums—Mortgage insurance	(26,708)	(28,310)	(21,406)	(45,785)		(25,077)

Net premiums earned—Mortgage insurance	233,999	230,380	236,801	210,732		231,450
Net premiums earned—Title insurance	1,858	2,269	3,461	2,697		1,788

Net premiums earned	$235,857	$232,649	$240,262	$213,429		$233,238

(1)

Includes the result of the tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. to purchase the mortgage insurance-linked notes that supported their reinsurance agreements with Radian Guaranty. As a result, Radian Guaranty incurred additional ceded premiums earned during the second quarter of 2023 of $21 million.

(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission under our QSR Program, excluding the impact of Single Premium Policy cancellations.

Services Revenue

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Mortgage Insurance
Contract underwriting services	$210	$202	$266	$284	$336
All Other
Real estate services	9,193	8,888	7,046	7,598	7,395
Title	2,573	2,713	2,964	3,233	2,554
Real estate technology	612	616	616	682	699

Total services revenue	$12,588	$12,419	$10,892	$11,797	$10,984

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 2 of 3)

Net Investment Income

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Fixed-maturities	$57,259	$58,669	$58,599	$56,439	$52,948
Equity securities	2,539	3,753	3,222	3,512	2,932
Mortgage loans held for sale	1,793	1,725	1,719	574	194
Short-term investments	8,958	5,871	5,405	3,976	3,588
Other (1)	(1,328)	(1,194)	(1,140)	(1,153)	(1,209)

Net investment income	$69,221	$68,824	$67,805	$63,348	$58,453

(1)	Includes investment management expenses, as well as the net impact from our securities lending activities.

Provision for Losses

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Mortgage insurance
Current period defaults (1)	$53,688	$53,981	$46,630	$41,223	$50,578
Prior period defaults (2)	(60,574)	(49,373)	(54,887)	(62,846)	(67,442)
Total Mortgage insurance	(6,886)	4,608	(8,257)	(21,623)	(16,864)
Title insurance	(148)	(438)	122	(9)	(65)

Total provision for losses	$(7,034)	$4,170	$(8,135)	$(21,632)	$(16,929)

(1)

Related to defaulted loans with the most recent default notice dated in the period indicated. For example, if a loan had defaulted in a prior period, but then subsequently cured and later re-defaulted in the current period, the default would be considered a current period default.

(2)	Related to defaulted loans with a default notice dated in a period earlier than the period indicated, which have been continuously in default since that time.

Other Operating Expenses

	2024	2023
(In thousands)	Qtr 1	Qtr 4		Qtr 3	Qtr 2	Qtr 1
Other operating expenses by type
Salaries and other base employee expenses	$39,723	$34,182		$33,272	$39,032	$35,064
Variable and share-based incentive compensation	17,515	20,262		19,546	18,908	18,273
Other general operating expenses	30,262	45,186	(1)	29,812	35,655	33,863
Ceding commissions	(5,644)	(5,327)		(5,153)	(4,824)	(4,628)
Title agent commissions	780	915		1,729	1,114	697

Total	$82,636	$95,218		$79,206	$89,885	$83,269

(1)	Includes $14 million of impairment of long-lived assets, primarily from impairments to our lease-related assets and internal-use software.

Radian Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Detail

Exhibit D (page 3 of 3)

Interest Expense

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Senior notes	$22,128	$20,335	$20,320	$20,303	$20,288
Loss on extinguishment of debt (1)	4,275	—	—	—	—
Mortgage loan financing facilities	1,438	1,421	1,609	400	77
FHLB advances	945	1,059	1,039	611	745
Revolving credit facility	260	354	310	399	311
Other	—	—	4	92	18

Total interest expense	$29,046	$23,169	$23,282	$21,805	$21,439

(1)	Primarily comprised of the acceleration of remaining unamortized issuance costs related to the March 2024 redemption of our Senior Notes due 2025.

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), along with a reconciliation to its consolidated GAAP measure, see Exhibits F and G.

	Three Months Ended March 31, 2024
(In thousands)	Mortgage Insurance	All Other (1)	Inter- segment	Total
Net premiums written	$231,877	$1,858	$—	$233,735
(Increase) decrease in unearned premiums	2,122	—	—	2,122

Net premiums earned	233,999	1,858	—	235,857
Services revenue	210	12,493	(115)	12,588
Net investment income	49,574	19,647	—	69,221
Net gains (losses) on investments and other financial instruments	—	383	—	383
Other income	1,240	25	(3)	1,262

Total	285,023	34,406	(118)	319,311

Provision for losses	(6,886)	(148)	—	(7,034)
Policy acquisition costs	6,794	—	—	6,794
Cost of services	153	9,174	—	9,327
Other operating expenses before allocated corporate operating expenses	17,270	27,264	(118)	44,416
Interest expense	23,333	1,438	—	24,771

Total	40,664	37,728	(118)	78,274

Adjusted pretax operating income (loss) before allocated corporate operating expenses	244,359	(3,322)	—	241,037
Allocation of corporate operating expenses	34,509	3,711	—	38,220

Adjusted pretax operating income (loss) (2)	$209,850	$(7,033)	$—	$202,817

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 2 of 4)

	Three Months Ended March 31, 2023
(In thousands)	Mortgage Insurance	All Other (1)	Inter- segment	Total
Net premiums written	$229,419	$1,788	$—	$231,207
(Increase) decrease in unearned premiums	2,031	—	—	2,031

Net premiums earned	231,450	1,788	—	233,238
Services revenue	336	10,743	(95)	10,984
Net investment income	45,993	12,460	—	58,453
Net gains (losses) on investments and other financial instruments	—	80	—	80
Other income	1,587	5	—	1,592

Total	279,366	25,076	(95)	304,347

Provision for losses	(16,864)	(65)	—	(16,929)
Policy acquisition costs	6,293	—	—	6,293
Cost of services	241	10,157	—	10,398
Other operating expenses before allocated corporate operating expenses	18,806	21,770	(95)	40,481
Interest expense	21,362	77	—	21,439

Total	29,838	31,939	(95)	61,682

Adjusted pretax operating income (loss) before allocated corporate operating expenses	249,528	(6,863)	—	242,665
Allocation of corporate operating expenses	34,829	7,973	—	42,802

Adjusted pretax operating income (loss) (2)	$214,699	$(14,836)	$—	$199,863

(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) the operating results from certain other immaterial activities and operating segments, including our mortgage conduit, title, real estate services and real estate technology businesses.

(2)	See Exhibits F and G for additional information on the use and definition of this term and a reconciliation to consolidated net income.

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 3 of 4)

	Mortgage Insurance
	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums written	$231,877	$225,112	$235,169	$214,540	$229,419
(Increase) decrease in unearned premiums	2,122	5,268	1,632	(3,808)	2,031

Net premiums earned	233,999	230,380	236,801	210,732	231,450
Services revenue	210	202	266	284	336
Net investment income	49,574	51,061	49,953	48,070	45,993
Other income	1,240	1,302	1,237	1,246	1,587

Total	285,023	282,945	288,257	260,332	279,366

Provision for losses	(6,886)	4,608	(8,257)	(21,623)	(16,864)
Policy acquisition costs	6,794	6,147	6,920	5,218	6,293
Cost of services	153	157	172	143	241
Other operating expenses before allocated corporate operating expenses	17,270	15,559	16,776	20,009	18,806
Interest expense	23,333	21,748	21,673	21,405	21,362

Total	40,664	48,219	37,284	25,152	29,838

Adjusted pretax operating income before allocated corporate operating expenses	244,359	234,726	250,973	235,180	249,528
Allocation of corporate operating expenses	34,509	36,929	31,744	37,081	34,829

Adjusted pretax operating income (1)	$209,850	$197,797	$219,229	$198,099	$214,699

Radian Group Inc. and Subsidiaries

Segment Information

Exhibit E (page 4 of 4)

	All Other (2)
	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums earned	$1,858	$2,269	$3,461	$2,697	$1,788
Services revenue	12,493	12,311	10,723	11,617	10,743
Net investment income	19,647	17,763	17,852	15,278	12,460
Net gains (losses) on investments and other financial instruments	383	356	283	95	80
Other income	25	14	9	(1)	5

Total (3)	34,406	32,713	32,328	29,686	25,076

Provision for losses	(148)	(438)	122	(9)	(65)
Cost of services	9,174	8,793	8,714	10,114	10,157
Other operating expenses before allocated corporate operating expenses	27,264	23,660	26,062	27,538	21,770
Interest expense	1,438	1,421	1,609	400	77

Total	37,728	33,436	36,507	38,043	31,939

Adjusted pretax operating income before allocated corporate operating expenses	(3,322)	(723)	(4,179)	(8,357)	(6,863)
Allocation of corporate operating expenses	3,711	5,340	4,595	5,367	7,973

Adjusted pretax operating income (loss) (1)	$(7,033)	$(6,063)	$(8,774)	$(13,724)	$(14,836)

(1)	See Exhibits F and G for additional information on the use and definition of this term and a reconciliation to consolidated net income.
(2)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) the operating results from certain other immaterial activities and operating segments, including our mortgage conduit, title, real estate services and real estate technology businesses.

(3)	Details of All Other revenue are as follows.

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Holding company (a)	$16,536	$15,374	$15,601	$14,202	$11,840
Real estate services	9,517	9,014	7,126	7,676	7,484
Title	4,997	5,516	6,948	6,422	4,776
Mortgage conduit	2,690	2,171	2,020	678	275
Real estate technology	666	638	633	708	701

Total	$34,406	$32,713	$32,328	$29,686	$25,076

(a)	Consists of net investment income earned from assets held by Radian Group, our holding company, that are not attributable or allocated to our underlying businesses.

Selected Mortgage Insurance Key Ratios

	2024	2023
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Loss ratio (1)	(2.9)%	2.0%	(3.5)%	(10.3)%	(7.3)%
Expense ratio (2)	25.0%	25.5%	23.4%	29.6%	25.9%

(1)	For our Mortgage Insurance segment, calculated as provision for losses expressed as a percentage of net premiums earned.
(2)

For our Mortgage Insurance segment, calculated as operating expenses, (which consist of policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our businesses and to allocate resources to them.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segment or All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income (expenses) and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments and other financial instruments attributable to specific operating segments, we do not view them to be indicative of our fundamental operating activities.

(2)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(3)

Impairment of other long-lived assets and other non-operating items, if any. Impairment of other long-lived assets and other non-operating items includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; (iii) acquisition-related income and expenses; and (iv) gains (losses) on extinguishment of debt.

Radian Group Inc. and Subsidiaries

Definition of Consolidated Non-GAAP Financial Measures

Exhibit F (page 2 of 2)

See Exhibit G for the reconciliations of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries

Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit G (page 1 of 2)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2024		2023
(In thousands)	Qtr 1		Qtr 4		Qtr 3	Qtr 2	Qtr 1
Consolidated pretax income	$198,649		$179,817		$200,983	$182,676	$204,011
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	107		13,091		(8,838)	(331)	5,505
Amortization and impairment of goodwill and other acquired intangible assets	—		(11,173)		(1,371)	(1,370)	(1,371)
Impairment of other long-lived assets and other non-operating items	(4,275	) (2)	(13,835	) (3)	737	2	14

Total adjusted pretax operating income (4)	$202,817		$191,734		$210,455	$184,375	$199,863

(1)

Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).

(2)	This amount is included in interest expense on the Condensed Consolidated Statement of Operations in Exhibit A and relates to the loss on extinguishment of debt.
(3)	This amount is included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relates to impairment of other long-lived assets.
(4)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for our reportable segment and All Other activities as follows.

	2024	2023
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss)
Mortgage Insurance segment	$209,850	$197,797	$219,229	$198,099	$214,699
All Other activities	(7,033)	(6,063)	(8,774)	(13,724)	(14,836)

Total adjusted pretax operating income	$202,817	$191,734	$210,455	$184,375	$199,863

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2024	2023
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Diluted net income per share	$0.98	$0.91	$0.98	$0.91	$0.98

Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	—	0.08	(0.06)	—	0.03
Amortization and impairment of goodwill and other acquired intangible assets	—	(0.07)	(0.01)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	(0.03)	(0.09)	0.01	—	—
Income tax (provision) benefit on reconciling income
(expense) items (1)	0.01	0.02	0.01	—	(0.01)
Difference between statutory and effective tax rates	(0.03)	0.01	(0.01)	0.01	(0.01)

Per-share impact of reconciling income (expense) items	(0.05)	(0.05)	(0.06)	—	—

Adjusted diluted net operating income per share (1)	$1.03	$0.96	$1.04	$0.91	$0.98

(1)	Calculated using the company’s federal statutory tax rate of 21%.

Radian Group Inc. and Subsidiaries

Consolidated Non-GAAP Financial Measure Reconciliations

Exhibit G (page 2 of 2)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2024	2023
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Return on equity (1)	13.8%	13.4%	15.0%	14.1%	15.7%

Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	—	1.2	(0.9)	—	0.5
Amortization and impairment of goodwill and other acquired intangible assets	—	(1.0)	(0.2)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(0.4)	(1.3)	0.1	—	—
Income tax (provision) benefit on reconciling income (expense) items (3)	0.1	0.2	0.2	(0.1)	(0.1)
Difference between statutory and effective tax rates	(0.4)	0.1	(0.2)	0.2	(0.3)

Impact of reconciling income (expense) items	(0.7)	(0.8)	(1.0)	—	—

Adjusted net operating return on equity (3)	14.5%	14.2%	16.0%	14.1%	15.7%

(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%.

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries

Mortgage Insurance Supplemental Information - New Insurance Written

Exhibit H

	2024	2023
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
NIW	$11,534	$10,629	$13,922	$16,946	$11,261
NIW by premium type
Direct monthly and other recurring premiums	96.7%	96.4%	96.0%	96.5%	94.9%
Direct single premiums	3.3%	3.6%	4.0%	3.5%	5.1%
NIW for purchases	96.9%	98.8%	98.7%	98.6%	97.6%
NIW for refinances	3.1%	1.2%	1.3%	1.4%	2.4%
NIW by FICO score (1)
>=740	67.3%	66.5%	67.3%	66.1%	60.7%
680-739	27.1	27.9	27.4	28.4	32.8
620-679	5.6	5.6	5.3	5.5	6.5
<=619	0.0	0.0	0.0	0.0	0.0

Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

NIW by LTV (2)
95.01% and above	15.4%	15.4%	16.5%	17.9%	17.7%
90.01% to 95.00%	40.8	40.0	38.6	39.1	40.2
85.01% to 90.00%	31.3	31.3	30.2	29.5	28.7
85.00% and below	12.5	13.3	14.7	13.5	13.4

Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores at origination.
(2)	At origination.

Radian Group Inc. and Subsidiaries

Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force

Exhibit I

	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2024	2023	2023	2023	2023
Primary insurance in force	$270,986	$269,979	$269,511	$266,859	$261,450

Primary risk in force (“RIF”)	$70,299	$69,710	$69,298	$68,323	$66,580

Primary RIF by premium type
Direct monthly and other recurring premiums	89.2%	88.9%	88.6%	88.2%	87.6%
Direct single premiums	10.8%	11.1%	11.4%	11.8%	12.4%
Primary RIF by FICO score (1)
>=740	58.8%	58.5%	58.2%	57.8%	57.4%
680-739	33.6	33.9	34.0	34.3	34.6
620-679	7.3	7.3	7.4	7.5	7.6
<=619	0.3	0.3	0.4	0.4	0.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary RIF by LTV (2)
95.01% and above	18.9%	18.6%	18.4%	18.0%	17.5%
90.01% to 95.00%	48.2	48.2	48.2	48.4	48.5
85.01% to 90.00%	27.1	27.1	27.0	26.9	27.0
85.00% and below	5.8	6.1	6.4	6.7	7.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary RIF by policy year
2008 and prior	2.7%	2.8%	2.9%	3.1%	3.3%
2009 - 2018	9.1	9.7	10.4	11.3	12.4
2019	5.1	5.4	5.6	5.9	6.4
2020	15.7	16.6	17.5	18.7	20.3
2021	23.3	24.5	25.6	26.9	28.6
2022	21.8	22.4	22.8	23.6	24.7
2023	18.1	18.6	15.2	10.5	4.3
2024	4.2	—	—	—	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Persistency Rate (12 months ended)	84.3%	84.0%	83.6%	82.8%	81.6%
Persistency Rate (quarterly, annualized) (3)	85.3%	85.8%	84.2%	83.5%	84.4%

(1)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores at origination.
(2)	At origination.
(3)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

•

the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including changes resulting from inflationary pressures, the higher interest rate environment and the risk of higher unemployment rates, as well as other macroeconomic stresses and uncertainties, including potential impacts resulting from political and geopolitical events;

•	changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;

•	Radian Guaranty’s ability to remain eligible under the PMIERs to insure loans purchased by the GSEs;

•	our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;

•

changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;

•

the effects of the ERCF, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs’ operations and pricing as well as the size of the insurable mortgage market;

•	changes in the current housing finance system in the United States, including the roles of the FHA, the VA, the GSEs and private mortgage insurers in this system;

•

our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;

•

our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;

•	risks related to the quality of third-party mortgage underwriting and mortgage loan servicing;

•	a decrease in the Persistency Rates of our mortgage insurance on Monthly Premium Policies;

•

competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business and competition from the FHA and the VA as well as from other forms of credit enhancement, such as any potential GSE-sponsored alternatives to traditional mortgage insurance;

•

U.S. political conditions, which may be more volatile and present a heightened risk in Presidential election years, and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;

•

legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;

•	the amount and timing of potential payments or adjustments associated with federal or other tax examinations;

•

the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which could be impacted by, among other things, the size and mix of our IIF, future changes to the PMIERs, the level of defaults in our portfolio, the reported status of defaults in our portfolio (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;

•	volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;

•	changes in GAAP or SAP rules and guidance, or their interpretation;

•

risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results, which could result in lower or negative earnings contribution;

•

the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyberattack, ransomware or other similar events;

•	our ability to attract and retain key employees;

•

the amount of dividends, if any, that our insurance subsidiaries may distribute to us, which under applicable regulatory requirements is based primarily on the financial performance of our insurance subsidiaries, and therefore, may be impacted by general economic, competitive and other factors, many of which are beyond our control; and

•

the ability of our operating subsidiaries to distribute amounts to us under our internal tax- and expense-sharing arrangements, which for our insurance subsidiaries are subject to regulatory review and could be terminated at the discretion of such regulators.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

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